CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report included herein dated October 3, 2008, with respect to the balance sheet of CEDAR CREEK MINES LTD for the fiscal year ended May 31, 2008 and the related consolidated statements of operations, stockholder’s equity, and cash flows for the period April 3, 2008 (inception) to May 31, 2008. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: July 8, 2009